PRICING SUPPLEMENT NO. 10                                         Rule 424(b)(3)
DATED: June 5, 2003                                          File No. 333-104455
(To Prospectus dated April 24, 2003,
and Prospectus Supplement dated April 24, 2003)

                                 $10,227,293,162
                         THE BEAR STEARNS COMPANIES INC.
                           Medium-Term Notes, Series B

Principal Amount:  $25,000,000   Floating Rate Notes [x]  Book Entry Notes [x]

Original Issue Date:  6/10/2003  Fixed Rate Notes [ ]     Certificated Notes [ ]

Maturity Date:  6/10/2008        CUSIP#: 073928ZT3

Option to Extend Maturity:       No    [x]

                                 Yes   [ ]   Final Maturity Date:

                                              Optional            Optional
                         Redemption           Repayment           Repayment
   Redeemable On          Price(s)             Date(s)            Price(s)
   -------------       --------------       -------------        -----------

        N/A                  N/A                 N/A                 N/A

Applicable Only to Fixed Rate Notes:
-----------------------------------

Interest Rate:

Interest Payment Dates:

Applicable Only to Floating Rate Notes:
--------------------------------------

Interest Rate Basis:                     Maximum Interest Rate:  N/A

[ ]   Commercial Paper Rate              Minimum Interest Rate:  N/A

[ ]   Federal Funds Effective Rate

[ ]   Federal Funds Open Rate            Interest Reset Date(s):  *

[ ]   Treasury Rate                      Interest Reset Period:  Monthly

[ ]   LIBOR Reuters                      Interest Payment Date(s):  **

[x]   LIBOR Telerate

[ ]   Prime Rate

[ ]   CMT Rate

Initial Interest Rate:  1.62375%         Interest Payment Period:  Monthly

Index Maturity:  One Month

Spread (plus or minus):  +0.35%

*     On the 10th of each month prior to Maturity.

**    On the 10th of each month, including the maturity date.
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At February 28, 2003:

o the Company had outstanding (on an unconsolidated basis) approximately $37.4 billion of debt and other obligations, including approximately $34.3 billion of unsecured senior debt and $2.6 billion of unsecured inter-company debt; and

o subsidiaries of the Company had outstanding (after elimination of inter-company items) approximately $145.5 billion of debt and other obligations (including $47.9 billion related to securities sold under repurchase agreements, $52.9 billion related to payables to customers, $26.4 billion related to financial instruments sold, but not yet purchased, and $18.3 billion of other liabilities, including $13.6 billion of debt).

The distribution of Notes will conform to the requirements set forth in Rule 2720 of the NASD Conduct Rules.